Exhibit 99.1

Uniti Term Sheet1

Financial Terms

Uniti GCI Commitment

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Uniti commits to fund up to an aggregate of $1.75 billion of Growth Capital Improvements (“GCI”) through December 2029 based on the following calendar year schedule:

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Year 1: $125 million[2]

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Years 2-5: $225 million per year

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Years 6-7: $175 million per year

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Years 8-10: $125 million per year

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“GCI” means long-term, value-accretive fiber and related assets (including buildings, conduit, poles, easements, right of ways, permits and fixed wireless towers) in ILEC and CLEC territories owned by Uniti and leased by Windstream consistent with the historical categorization of fiber and other TCI Replacements in the current Master Lease; provided that, for the avoidance of doubt, GCIs shall not include copper Tenant Capital Improvements as defined in the Master Lease or maintenance and repair capex or opex and shall not include CLEC fiber to CLEC fiber replacements in excess of $70 million in the aggregate from the Effective Date to April 30, 2030[3] and shall only include capital improvements that qualify as “real property” for purposes of section 856 of the Internal Revenue Code, which shall include any capital improvements specifically listed as “real property” in the IRS private letter ruling received by Windstream in connection with the original spin-off of Uniti and such assets included on a schedule to the definitive lease agreements

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Windstream may credit any cumulative GCI expenditures in excess of the foregoing annual amounts towards the reimbursable amount in a subsequent period, or roll unspent annual GCI into the following annual funding period (including the period from January 1, 2030 – April 30, 2030) but not into any renewal term, provided that in no calendar year will Uniti’s funding commitment exceed $250 million, subject to payment terms for Year 1 as set forth in footnote 2

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With respect to each installment of funds constituting GCI funding by Uniti (each such installment, a “Funded Amount”), beginning on the date that is 12 months following each such funding disbursement by Uniti (the “In Service Date”) and ending on April 30, 2030, rent on such Funded Amount (the “GCI Rent”) will accrue at the Annualized Capitalization Rate (as defined below):

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The Annualized Capitalization Rate for any given Funded Amount will be 8.0% payable beginning one year following the In Service Date of such Funded Amount

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For any given Funded Amount, the Annualized Capitalization Rate will be 100.5% of the Annualized Capitalization Rate for such Funded Amount as of the same month

[1]	Unless otherwise noted, capitalized terms used and not immediately defined herein shall have the meanings ascribed to them at a later point in this Term Sheet, the current Master Lease between Holdings and Uniti, or the agreement to which this Term Sheet is attached.
[2]	For avoidance of doubt, Year 1 means calendar year 2020 and if Windstream emerges from bankruptcy after September 30, 2020, GCI expenditures incurred by Windstream prior to emergence will be reimbursed by Uniti within 12 months post emergence, starting in the month following the date of emergence and in equal monthly installments in accordance with the payment terms herein. If Windstream emerges prior to September 30, 2020, Uniti shall reimburse all GCI expenditures incurred by Windstream prior to emergence at emergence.
[3]	The Parties acknowledge and agree that expenditures incurred before the Effective Date in connection with CLEC to CLEC fiber replacements are eligible for reimbursement as GCIs, subject to the $70 million aggregate limit set forth herein during the preceding year[4]

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GCI commitments will be subject to GCI Review Standards and Windstream maintaining ongoing lease compliance

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For GCI fiber deployments in CLEC territories that have previously been identified to Uniti in Windstream’s GCI forecast only, Uniti will have the option to require that such deployment be engaged in jointly, with both Windstream and Uniti deploying the new fiber.  In these instances, Uniti agrees to fund 50% of the total cost to deploy the CLEC fiber, with any strands in excess of the original count contemplated by Windstream to be owned and operated by Uniti.  An initial payment will be made by Uniti at the beginning of the construction project based on costs agreed upon by the Parties and Uniti will bear 50% of the total cost of any overage therefrom, which will be paid by Uniti upon completion of the project.  For the remaining 50% of costs related to these GCI fiber deployments, such costs and expenditures will be included in the GCI program described above.  The Parties agree that any fiber strands paid for by Uniti, and owned and operated by Uniti, will be excluded from the Renewal Rent.

Equipment Loan Program

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During the GCI funding period (including January – April 2030), and in lieu of GCI commitments, Uniti will provide up to $125 million in the aggregate in the form of loans for equipment purchases by Windstream that Windstream demonstrates in reasonable detail is related to network upgrades or customer premises equipment to be used in connection with the operation of assets subject to either Lease; provided that, and subject to footnote 2, Uniti’s total funding commitment in any calendar year for both GCIs and equipment loans will not exceed $250 million and the equipment loan commitment will not exceed $25 million in any single year

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Uniti will have a first lien on the equipment purchased via this program and financing documents will contain other customary terms and other conditions

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Interest shall accrue at 8%

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Windstream will repay the amounts outstanding on equipment loans without incurring any early prepayment penalties and otherwise on customary terms and conditions for similar financing transactions; provided that the Parties agree to use commercially reasonable efforts to enter into terms that provide for repayment of the equipment loans at a date that is the earlier of: (i) the expiration or earlier termination of the ILEC Lease or the CLEC Lease, as applicable; (ii) the later of (a) extinguishment of the useful life of the assets or (b) the retirement of such assets from in-service; or (iii) April 30, 2030

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All equipment loans will be cross-defaulted with the ILEC Lease and/or the CLEC Lease, as applicable, so long as Windstream is the tenant under the ILEC Lease and/or the CLEC Lease

GCI Payment Terms

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On the 15th calendar day of each month, Windstream will provide Uniti a GCI report for the ILEC and CLEC Leases for the prior month and the amount of reimbursement Windstream seeks (“Requested Funding Amount”). For purposes of clarification, GCI funding shall be a reimbursement of actual costs incurred by Windstream

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Within 30 days after Windstream submits the Requested Funding Amount and the required

[4]	For the avoidance of doubt, the Annualized Capitalization Rate for any given Funded Amount will be: 8.0000%, 8.0400%, 8.0802%, 8.1206%, 8.1612%, 8.2020%, 8.2430%, 8.2842%, 8.3257%, and 8.3673% for months 1-12, 13-24, 25-36, 37-48, 49-60, 61-72, 73-84, 85-96, 97-108, and 109-120, respectively, following the In Service Date of such Funded Amount, but in no event will any GCI Rent accrue beyond April 30, 2030.

supporting documentation[5] to Uniti, Uniti will pay to Windstream the Requested Funding Amount for the prior month

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The Annualized Capitalization Rate will be payable by Windstream to Uniti on the 5th Business Day of each month following the first anniversary In Service Date for such Funded Amount

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Title to any assets funded pursuant to the Uniti GCI commitment will be owned by Uniti upon such funding

Asset Purchase Terms

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Uniti shall consummate a sale of common stock yielding proceeds at least equal to, and Uniti shall pay to the subsidiary or subsidiaries of Windstream designated by the mutual agreement of the Debtors, the Required Consenting First Lien Creditors, and the Requisite Backstop Parties (as defined in the Backstop Commitment Agreement) $244,549,865.10 in cash (the “Purchase Amount”), which shall be funded through and conditioned upon the closing of a purchase of Uniti common stock yielding net cash proceeds to Uniti equal to or in excess of such amount (the “Uniti Stock Sale”)

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Uniti will acquire the following:

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Windstream dark fiber IRU contracts currently generating an estimated $21 million of EBITDA; and reversion of rights to 1.8 million Uniti-owned Windstream-leased (“UOWL”) fiber strand miles

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1.8 million UOWL fiber strand miles consists of 1.4 million unutilized fiber strand miles and 0.4 million fiber strand miles associated with dark fiber IRU contracts transferred from Windstream to Uniti

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Uniti will pay to Windstream operating & maintenance (“O&M”) equal to $350 per route mile on any additional route miles sold above and beyond the route miles currently utilized by dark fiber IRU contracts

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Uniti will report new sales, including fiber strand metrics, on a monthly basis to Windstream by the 15th day of each month for the prior month’s results

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Uniti will also acquire (the “Fiber IRU Acquisition”):

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Certain Windstream-owned assets (the “Acquired Assets”) and certain fiber IRU contracts currently generating $8 million of annual EBITDA at a purchase price of $40 million in cash paid up front at the Effective Date to the subsidiary or subsidiaries of Windstream designated by the mutual agreement of the Debtors, the Required Consenting First Lien Creditors, and the Requisite Backstop Parties

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The Acquired Assets consist of 0.4 million Windstream-owned fiber strand miles covering 4,100 route miles, subject to a grant of an IRU to Windstream described below on currently utilized Windstream strands and incremental retained strands:

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Consists of 0.3 million unutilized fiber strand miles and 0.1 million fiber strand miles associated with dark fiber IRU contracts

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Uniti to pay Windstream O&M equal to $350 per route mile on any route miles sold after the Effective Date, provided that Uniti will not pay O&M associated

[5]	Forms of supporting documentation to be agreed in connection with definitive documentation.

with the dark fiber IRU contracts transferred to Uniti

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Uniti will report new sales, including fiber strand metrics, monthly to Windstream by the 15th day of each month for the prior month’s results

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In connection with the foregoing acquisitions by Uniti:

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Windstream will retain 12 fiber strands beyond what Windstream is utilizing today; provided, that if there are less than 24 unused fiber strands in a particular segment, Windstream and Uniti will split such fiber strands in accordance with Schedule A

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The Renewal Rent during each Renewal Period will exclude the 1.4 million fiber strand miles and the 0.4 million fiber strand miles associated with UOWL dark fiber IRU contracts

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In the event that the Fiber IRU Acquisition is consummated, for the Acquired Assets only, Uniti will grant Windstream a 20-year, zero cost, IRU for the strands currently utilized plus incremental retained strands

Cash Transfer

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Uniti will pay to the subsidiary or subsidiaries of Windstream designated by the mutual agreement of the Debtors, the Required Consenting First Lien Creditors, and the Requisite Backstop Parties $490,109,111 in 20 equal consecutive quarterly installments beginning on the 5th business day of the first month following the Effective Date (the “Cash Payments”)

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At Uniti’s option, any of the Cash Payments falling due on or after one year following the Effective Date may be prepaid. Prepayments will be discounted at a 9% rate consistent with Schedule B

Non-Financial Terms

Parties

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Windstream Holdings, Inc. (“Holdings”), Windstream Services, LLC (“Services”), the direct and indirect subsidiaries of Services, and their successors, assigns, transferees, and subtenants, as applicable (collectively, “Windstream”), and/or one or more entities formed to acquire all or a portion of the assets of any of the foregoing as tenants, subject to any regulatory limitations

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Landlord(s) same as current Master Lease

Effective Date

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Promptly upon entry of an order approving the agreements described herein (the “Agreement”) and the satisfaction of all “true lease” and REIT compliance (the “Effective Date”), but in no event later than Windstream’s emergence from Chapter 11

Master Lease Structure/ Terms

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Current Master Lease to be bifurcated into structurally similar but independent agreements governing the ILEC Facilities and the CLEC Facilities (the “ILEC Lease” and the “CLEC Lease,” respectively, and, together the “Leases,” and, each individually, a “Lease”)

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Certain CLEC copper assets will be included in the ILEC Lease[6]

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Leases shall not contain any change of control[7] restrictions (other than as provided herein)

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Cross-default or cross-acceleration provisions relating to Windstream’s indebtedness will fall away upon assignment, transfer, or change of control

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All assignment, transfer, change of control, and similar provisions in the current Master Lease shall be amended and restated in each ILEC and CLEC Lease to provide that Windstream will be permitted to assign, sell, or otherwise transfer (whether in a standalone transaction, in connection with a sale of assets or equity interests, or otherwise) any of its interests in any or both of the ILEC Lease or the CLEC Lease to any entity (or any direct or indirect subsidiary or subsidiaries of such entity) that, at the time of notification of such assignment, sale, or transfer, (a) if such entity has a corporate family rating, has a corporate family rating of not less than the rating required such that the Incurrence Leverage Covenant and Maintenance Leverage Covenant do not apply to Windstream hereunder, or if such entity does not have a corporate family rating, has a total leverage ratio in compliance with the Incurrence Leverage Covenant, (b) has a net worth (exclusive of the Leased Property under such transferred Lease(s)), as calculated in accordance with GAAP, on a pro forma basis, of no less than $600 million, or (c) has an equity market capitalization, on a pro forma basis, of no less than $300 million (the “Amended Transfer Restrictions”); provided that any transfer, sale or conveyance must also satisfy REIT requirements and receive regulatory approvals, if any

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The ILEC Lease and CLEC Lease to be cross-defaulted and cross-guaranteed so long as the tenants under both Leases are affiliates of Windstream, which provisions shall automatically terminate upon any sale, conveyance, or other transfer in accordance with the Amended Transfer Restrictions; provided that if both Leases are transferred to the same assignee(s), the Leases will be cross-defaulted and cross-guaranteed

[6]	Representing approximately $29 million of allocated annual payments under the current Master Lease per current data.
[7]	For purposes of this Term Sheet, the term “change of control” shall include the “Change In Control” provisions under the current Master Lease.

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Aggregate rent of ILEC Lease and CLEC Lease to be equivalent to the rent payments under the current Master Lease through the initial term as set forth on Schedule C, it being understood that the Parties will negotiate in good faith such modifications to Schedule C as may be necessary in order to permit the True Lease Opinions to be given as described in “Tax Matters” below

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Windstream may request that Uniti (such request not to be unreasonably withheld) sell non-core assets in ILEC territories, subject to an annual cap of $10 million on proceeds, a portion of which will be remitted to Windstream in consideration of its leasehold interest in the sold assets and rent under the ILEC Lease not being reduced; provided that the portion remitted to Windstream will be calculated as the net present value of the remaining rent in the initial term of the ILEC Lease for the asset sold, with said rent calculated by multiplying a total capitalization rate of 8.7% by the sale price for the asset; the Parties will agree on a rate if the ILEC Lease is renewed, if necessary

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Windstream or any successor, assign, or subtenant will be permitted to sell Fiber IRUs or lease dark fiber services in ILEC and CLEC territories with term dates that extend beyond the then current term of the Lease, subject to (i) an annual cap on all such sales or leases of $10 million in gross proceeds or revenue (no more than $5 million of which may be in CLEC territories), (ii) the requirement that any Windstream successor, assign, or subtenant, reimburse Uniti at termination of the ILEC Lease or CLEC Lease the proportionate amount of IRU proceeds received relative to remaining term of the IRU at lease termination, and (iii) the requirement that such IRU or sublease does not result in a deemed sale of the assets underlying such IRU or sublease for U.S. federal income tax purposes; provided, that Windstream shall be permitted to enter into Fiber IRUs under the ILEC Lease in excess of the annual caps specified in the immediately preceding clause (i) and, for such IRUs, the current subletting provisions of the Master Lease shall apply and, further, Windstream agrees to remit to Uniti the proportionate amount of the proceeds relative to the remaining terms of the ILEC Lease and the agreement within 30 days of receipt of the proceeds by Windstream

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Requirement to maintain Leased Property and Tenant’s Property under Section 9.1 of current Master Lease will be terminated for (i) any asset Tenant has retired and replaced with a TCI Replacement; and (ii) all other retired assets with an aggregate valuation not to exceed $15 million per year or as otherwise consented to by Uniti; provided that, at Landlord’s written request, Tenant shall continue to maintain any such asset at Landlord’s sole cost and expense; provided, further, that Tenant shall be responsible for any liability resulting from the failure to maintain such retired copper asset; and provided, further, that all regulatory obligations have been satisfied by Tenant

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Uniti will be prohibited from competing in Windstream ILEC territories (for purposes of clarification, selling dark fiber or lit transport and building long haul routes with no laterals or extensions in a Windstream ILEC territory shall not be deemed competitive, but selling services originating or terminating traffic in said territories shall be deemed competitive), and, for avoidance of doubt, “Uniti” refers to Landlord and its affiliates, including Uniti Group Inc., and all existing, acquired, or newly-formed direct or indirect subsidiaries of Uniti Group Inc., any entities in common control with any such entity, and their respective successors and assigns, during the initial Term and all renewal terms of the ILEC Lease

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Uniti and its affiliates shall cease pursuing franchises in Windstream’s ILEC territories,

and shall include a schedule of all franchises currently held by Uniti and its affiliates in Windstream’s ILEC territories
Windstream Financial Covenants

Exit Financing as of Emergence

As of the date of emergence, on a pro forma basis giving effect to Windstream’s emergence (including the repayment, discharge, or extinguishment of any Indebtedness[8] and the incurrence of any new Indebtedness), Windstream’s total leverage ratio[9] will not exceed 3.00x. For the avoidance of doubt, for the foregoing test, amounts payable in cash on account of contract cures, lease cures, or administrative expenses, and/or amounts to be paid to holders of allowed general unsecured claims after emergence, in each case payable upon completion of the applicable claims resolution process before the Bankruptcy Court, shall not be considered Indebtedness.

Lease Financial Covenants

The ILEC Lease and the CLEC Lease will contain the following covenants:

Windstream and its subsidiaries cannot incur any Indebtedness[10] (other than (a) refinancing Indebtedness in a principal amount not exceeding the sum of (x) the principal amount of the Indebtedness refinanced, (y) the accrued and unpaid interest on such Indebtedness refinanced and any other amounts owing thereon, and (z) any customary costs, fees, or expenses incurred in connection with such refinancing or (b) drawings under its third party syndicated revolving credit facility, in an amount not to exceed $750 million (the “RCF Facility”)), if its total leverage ratio, pro forma for the incurrence of such Indebtedness, would exceed  3.00x (such covenant, the “Incurrence Leverage Covenant” and, such ratio, the “Incurrence Leverage Ratio”). Failure to comply with the Incurrence Leverage Covenant will constitute an event of default and Uniti will not be required to comply with its GCI commitment obligations following any such breach

If at any time (a) Windstream’s total leverage ratio exceeds 3.50x (the “Maintenance Leverage Covenant”) and (b) Windstream or any of its subsidiaries takes any of the following actions, an event of default will have occurred and Uniti will not be required to comply with its GCI commitment obligations following any such breach:

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incur any Indebtedness[11] (other than refinancing Indebtedness in a principal amount not exceeding the sum of (x) the principal amount of the Indebtedness refinanced, (y) the accrued and unpaid interest on such Indebtedness refinanced and any other amounts owing thereon, and (z) any customary costs, fees, or expenses incurred in connection with such refinancing);

[8]	For purposes of the financial covenants, except where otherwise specified, “Indebtedness” will be defined to consist of (i) indebtedness for borrowed money, (ii) indebtedness evidenced by notes, bonds, debentures or similar obligations, (iii) unpaid reimbursement obligations in respect of any drawn letter of credit and (iv) lease liability under finance leases on Windstream’s consolidated balance sheet prepared in accordance with GAAP (excluding right of use liabilities pursuant to GAAP in accordance with ASU No. 2018-11, Topic 842). If at any time any change in GAAP would affect the computation of any leverage ratio or requirement contained herein, and either Windstream or Uniti shall so request, Windstream and Uniti shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.
[9]	When used in this Term Sheet, “total leverage ratio” will be calculated as the ratio of (i) Indebtedness (net of cash and cash equivalents to the extent that such cash and cash equivalents exceed $75 million at such time) to (ii) LTM EBITDA (with customary adjustments).
[10]	To include (x) Indebtedness as defined in footnote 8 and (y) any guarantee of indebtedness incurred by third parties.
[11]	To include (x) Indebtedness as defined in footnote 8 and (y) any guarantee of indebtedness incurred by third parties.

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make any dividends on its capital stock or repurchase any stock (other than dividends by subsidiaries of Windstream), or prepay any unsecured debt;

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make (a) any acquisitions or (b) investments, other than investments (1) in consolidated subsidiaries existing before the applicable date of Windstream’s non-compliance with the Maintenance Leverage Covenant and customary permitted investments, (2) in joint ventures in existence prior to the date of the applicable non-compliance with the Maintenance Leverage Covenant (and not created in contemplation thereof), or (3) with the consent of Uniti (not to be unreasonably withheld); provided that Windstream may make any acquisition if, on a pro forma basis (including customary pro forma cash cost savings adjustments as long as such adjustments are factually supportable, expected to be realized within fifteen months and do not exceed, in the aggregate, 17.5% of EBITDA (calculated before giving effect to such adjustments)), its total leverage ratio would be lower than immediately prior to such acquisition; or

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enter into any transaction with any investor in Windstream (or any entity controlled by any such investor) who has one or more of its representatives on the Windstream Board of Directors, unless (i) Uniti consents to the entry into such transaction (such consent not to be unreasonably withheld) or (ii) such transaction is (x) in the ordinary course of business or (y) to continue or renew management, consultancy, or advisory services pursuant to any engagement entered into before the applicable date of Windstream’s non-compliance with the Maintenance Leverage Covenant on the same terms as before the applicable date of such non-compliance (it being understood that, solely with respect to clause (y), any such agreements, whether entered into before or after the applicable date of such non-compliance, shall be on terms consistent with those that would be obtained at arms’-length and shall be approved by disinterested directors)

If (a) any bankruptcy event of default (which, in the event of an involuntary bankruptcy, shall occur only upon issuance of an order for relief or on the 60th day following commencement of the case if the case shall not have been dismissed at such time), or (b) any payment event of default or any other event of default under any Material Indebtedness (as defined in the Master Lease) has occurred and, in the case of clause (b), such event of default has not been waived or cured, such event of default shall constitute an event of default under the Leases and Uniti will not be required to comply with its GCI commitment obligations following any such breach

Notwithstanding anything to the contrary herein, the Leases shall provide that the Incurrence Leverage Covenant and the Maintenance Leverage Covenant shall not apply at any time that Windstream maintains a corporate family rating of not less than (i) “B2” (stable) by Moody’s and (ii) either “B” (stable) by S&P or “B” (stable) by Fitch. Windstream must provide to Uniti (i) periodic certifications with respect to the foregoing covenants and (ii) copies of all information and certifications required to be provided to Windstream’s lenders under the RCF Facility (both subject to confidentiality provisions consistent with those governing the sharing of information with lenders under such facility)

Rent Offset

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In the event Uniti defaults on or otherwise fails to timely satisfy the required funding of any GCI project, the equipment loan program, the Cash Payments, or any other payment obligation agreed to as part of the transactions contemplated hereby and Windstream is in compliance with the terms of the ILEC Lease and CLEC Lease, then any amounts remaining unfunded after 30 days shall be automatically deducted from the subsequent rent payment or payments (as necessary) otherwise owed by Windstream (provided that Windstream shall, to the extent not stayed or prohibited by applicable law, provide notice to Uniti of any default or failure triggering an offset right within the 30 days prior to the occurrence of the resulting offset)

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Any GCI for which Windstream offsets rent payments shall become assets owned by Uniti and shall be constructed and otherwise comply with all terms and conditions of the applicable Lease as if such GCI was funded by Uniti

Transfer Rights / Uniti Securitization Rights

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ILEC Lease and CLEC Lease will permit each of Uniti and Windstream to transfer its respective rights and obligations under the applicable Lease (including future GCI funding that will not exceed the “pro rata portion” – as such phrase will be more particularly defined in the Leases – of GCI funding in connection with either Lease), and will allow Uniti to otherwise monetize or encumber the applicable Lease, except that Uniti will not be permitted to transfer its interest in either Lease to a Windstream Competitor

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Windstream and Uniti to cooperate regarding any contemplated (i) assignments, transfers, or sales or (ii) securitization, participation, or other monetization of Lease rents, and the Leases will include customary provisions to affect such transactions

Credit Rating Reports / Preview Reports	• Windstream and Uniti will use reasonable efforts to assist the other in its credit rating agency process, including providing information as requested
General

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The Parties agree to mutual releases from any and all liability related to all legal claims and causes of action

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Thresholds and other relevant provisions of the Master Lease will be conformed to the bifurcation of the Master Lease into the ILEC Lease and the CLEC Lease and other terms herein

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The Parties agree that Uniti has no consent rights over Windstream’s business plan, including Windstream’s network deployment strategies, except for compliance with GCI Review Standards for GCI funding where IRR[12] is below 9%, provided that Windstream can make investments of up to $60mm (the “Sub-Hurdle Allocation”) per year through 2029 toward projects with an IRR below 9% without Uniti’s consent, provided, further, that RDOF and any similar federal or state broadband subsidies are deemed subsidies in calculating project IRR

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The Parties will agree that neither they nor any of the members of their respective management or boards of directors will directly (or indirectly on their express instruction) make, publish or issue (or cause to be made, published or issued) any statement or communication (whether written, oral or otherwise) in any form of media that (i) in the case of Uniti, disparages Windstream or members of Windstream’s management or board of directors and (ii) in the case of Windstream, disparages Uniti or members of Uniti’s management or board of directors

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Statements or communications (whether written, oral or otherwise) made, published or issued in any form of media in any of the following circumstances will not be considered

[12]	“IRR” means unlevered IRR as calculated using a model approved and certified annually by the Windstream Board of Directors, a live copy of which is delivered to Uniti.

disparaging:

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providing truthful and complete required legal testimony;

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responding truthfully and completely to formal requests for information; or

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making truthful and complete disclosures,

so far as necessary or advisable to enable either Party to comply with applicable law, regulation or statute in connection with or arising out of a court, arbitral, administrative or regulatory investigation or proceeding of competition jurisdiction

Uniti agrees to keep confidential any information provided by Windstream regarding GCI expenditures for the following year or any projections for multi-year periods and any information regarding compliance with financial covenants, until Windstream publicly discloses such information in accordance with applicable law; provided that (i) Uniti may use such information in preparing its own projections and guidance that it shares with rating agencies, financing sources, and the public market and (ii) Uniti may share such information with its accountants, attorneys and other advisors who are subject to confidentiality arrangements

Tax Matters

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Certain Representations and Covenants

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In connection with the entry into definitive agreements regarding the transactions contemplated in this Term Sheet, Uniti and Windstream each will represent to the other that, to its knowledge after reasonable diligence and consultation with its professional advisors, it is not then aware of any fact or circumstance that would prevent the True Lease Opinions or the REIT Opinion (each, as defined below) from being rendered in connection with the consummation of the Agreement, subject to enumerated conditions, assumptions, or exceptions to be resolved as promptly as practicable after entry into a definitive agreement regarding the transactions contemplated in this Term Sheet

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Each of Uniti and Windstream shall make available, and shall use its reasonable best efforts to cause its professional advisors, including its counsel and its appraisers, to make available to the other party and its professional advisors on a reasonable basis such information, including underlying diligence materials, regarding the status and substance of the first party’s professional advisors’ analysis of true lease and REIT issues, including the analysis performed by the appraiser, as the other party may reasonably request; provided that to the extent any relevant information is determined by Uniti in its sole discretion to be commercially sensitive, advisors to Uniti and Windstream shall determine whether such materials should be shared on an “advisors only” basis; provided, further, that Uniti will not be required to share materials subject to attorney-client privilege or a confidentiality obligation owed to a third party

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True Lease Opinion

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As a condition precedent to the effectiveness (but not the approval) of the Agreement, either:

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Uniti must receive an opinion to the effect that each of the CLEC Lease and the ILEC Lease “should” be a “true lease” for U.S. federal income tax purposes from a nationally recognized accounting or law firm of

Uniti’s choice (the “True Lease Opinions” and such accounting or law firm the “Uniti Tax Advisor”); or

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If the Uniti Tax Advisor determine that it cannot deliver the True Lease Opinions, and Windstream, after consultation with its advisors, believes that the True Lease Opinions should be able to be delivered, the issue shall be submitted for consideration by a nationally recognized law firm or accounting firm that is mutually acceptable to both Uniti and Windstream (the “Alternative Tax Advisor”) and, if such Alternative Tax Advisor agrees to issue U.S. federal income tax opinions to the effect that each of the CLEC Lease and the ILEC Lease “should” constitute a “true lease,” such opinions shall be treated as the True Lease Opinions satisfying this condition

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Uniti and Windstream agree that each of them, and their officers and employees, will use best efforts to cause the True Lease Opinions to be issued promptly; provided that Uniti promptly will engage a nationally recognized accounting or valuation firm (the “Appraiser”) to undertake valuation, appraisal and other analysis incidental thereto in order to facilitate the issuance of the True Lease Opinions; provided, further, that Uniti will reasonably request of the Appraiser that the terms of the Appraiser’s engagement shall allow Windstream to rely upon any of the Appraiser’s reports for its own analysis of the status of each of the ILEC Lease and the CLEC Lease as a “true lease”; provided, further, that the Appraiser’s refusal to grant or grant without conditions such reasonable request shall not preclude Uniti from engaging such Appraiser

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Uniti Go-Forward REIT Status

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As a condition precedent to the effectiveness (but not the approval) of the Agreement, either

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Uniti must receive an opinion from a nationally-recognized accounting or law firm of its choice (the “Uniti REIT Advisor”) to the effect that Uniti will, after the effectiveness of all of the transactions herein, continue to meet the requirements for qualification and taxation as a REIT for the year in which the Agreement becomes effective, and that Uniti’s then current method of operation, including the future effect of the transactions herein, will enable it to continue to meet the requirements for qualification and taxation as a REIT (a “REIT Opinion”); or

▪

If the Uniti REIT Advisor determines that it cannot deliver the REIT Opinion, and Windstream, after consultation with its advisors, believes that the REIT Opinion should be able to be delivered, the issue shall be submitted for consideration by a nationally recognized law firm that is mutually acceptable to both Uniti and Windstream and that has agreed to act prospectively as Uniti’s advisor on REIT qualification matters (the “Alternative REIT Advisor”) and, if such Alternative REIT Advisor agrees to issue an opinion to the effect that Uniti will, after the effectiveness of all of the transactions herein, continue to meet the requirements for qualification and taxation as a REIT for the year in which the Agreement becomes effective, and that Uniti’s then current method of operation, including the future effect of the transactions herein, will enable it to continue to meet the requirements for qualification and taxation as a REIT, such opinion shall be treated as the REIT Opinion satisfying this condition

o

Uniti and Windstream agree that each of them, and their officers and employees will use best efforts to cause the REIT Opinion to be issued

Implementation

•

Agreement in principle between the Parties will be announced publicly no later than March 2, 2020

•

Upon announcement of an agreement in principle, all pending litigation will be stayed pending closing of the transactions contemplated hereby, without prejudice to Windstream’s right to resume prosecution

•

Windstream will file a motion no later than March 12, 2020 seeking Bankruptcy Court approval of the transactions contemplated hereby by no later than April 6, 2020, subject to the Bankruptcy Court’s availability and final documentation if necessary

GCI Review Standards

•

The Parties will establish a committee consisting of 3 Uniti representatives and 3 Windstream representatives to review Windstream plans for GCI expenditures for the upcoming year, with reviews occurring on mutually convenient dates in 4Q, and to include a monthly GCI forecast and funding schedule for the upcoming year, along with a 3-year annual forecast, with focus on the states targeted for 1 GIG expansion opportunities in the near term, and with responsible detail on how and where the GCI expenditures will be invested and the associated returns, including return models, target market analyses, if applicable, and types of investment (FTTN, FTTH, long haul, towers, etc.)

•

The Parties shall meet quarterly for the first 3 years, then semi-annually thereafter

•

Windstream agrees to provide Uniti Windstream’s actual 2020 GCI plans, consistent with the level of detail as required above and agrees to include in such plans, or to otherwise present to Uniti for reimbursement under this arrangement, only those expenditures it determines in good faith meet the definition of GCI set forth herein

•

In connection with GCI expenditures, Windstream also agrees to provide items (ii) and (v) below annually and items (i), (iii), and (iv) quarterly:

(i)

any certificates, licenses, new Permits or Pole Agreements or documents reasonably requested by Uniti necessary and obtainable to confirm Windstream’s use of the fiber and related assets associated with the GCI expenditures;

(ii)

an Officer’s Certificate setting forth in reasonable detail the projected GCI expenditures for the following year after the conclusion of the 4Q reviews and actual GCI expenditures for each year in 1Q of the following year;

(iii)

any agreements conveying title or beneficial interest to Uniti to any land, easements, or rights of way acquired for construction projects associated with the GCI free and clear of any Encumbrances except those approved by Uniti, and accompanied by an ALTA survey thereof satisfactory to Uniti;

(iv)

if appropriate, endorsements to any outstanding policy of title insurance covering the assets associated with the GCI expenditures reasonably satisfactory in form and substance to Uniti; and

(v)

Windstream shall deliver to Uniti “as built” drawings of the fiber and/or related assets constructed during the year, certified as accurate by the architect or engineer that supervised the work, during the 4Q planning meeting

•

The Parties agree that GCI expenditures for 2020 are approved in light of Uniti’s review of the Altman report and Windstream projections for 2020

•

Beginning 2021, annual and rollover GCI amounts will not require Uniti approval; nonetheless the Committee will discuss proposed GCI projects in good faith; provided that Uniti shall have the unilateral right to object to $25 million of proposed GCI expenditures annually (without such $25 million being subject to the dispute resolution described below) that Uniti determines in good faith do not comply with the GCI definition (a “Disputed GCI Expenditure”) after providing the Windstream members of the Committee an opportunity to present supporting documentation demonstrating compliance (the “Challenge Right”); provided, further, that this provision shall not apply to the $60 million Sub-Hurdle Allocation

•

In the event that the Parties disagree as to whether any GCI investment above the $25 million of proposed GCI expenditures that Uniti may challenge through the Challenge Right for the applicable year is eligible for reimbursement by Uniti as a GCI (other than on the basis that such investment does not qualify as real property), the disagreement will be brought to Altman Vilandrie or another independent third-party professional reasonably acceptable to both Parties (the costs of which shall be borne solely by Uniti), which independent third-party professional will have 10 days to make a determination with respect to such disagreement, with such determination being final and binding on the Parties. If such independent third-party professional determines that any proposed GCI investment does not comply with the definition of GCI, then Windstream may replace such project with a replacement project or projects of equal or lesser cost.

Schedule A

Unused Strands	WIN Retain	UNIT Receive
0	0	0
1	l	0
2	2	0
3	3	0
4	4	0
5	4	1
6	4	2
7	4	3
8	4	4
9	5	4
10	5	5
11	6	5
12	6	6
13	7	6
14	7	7
15	8	7
16	8	8
17	9	8
18	9	9
19	10	9
20	10	10
21	11	10
22	11	11
23	12	11
24	12	12

Schedule B

Discount Rate	9.0%
PV of Payments	400,000,000
1	$24,505,456
2	$24,505,456
3	$24,505,456
4	$24,505,456
5	$24,505,456
6	$24,505,456
7	$24,505,456
8	$24,505,456
9	$24,505,456
10	$24,505,456
11	$24,505,456
12	$24,505,456
13	$24,505,456
14	$24,505,456
15	$24,505,456
16	$24,505,456
17	$24,505,456
18	$24,505,456
19	$24,505,456
20	$24,505,456
Sum of Payments	$490,109,111

Schedule C

Current Payments:	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030

ILEC	$476	$478	$480	$483	$485	$488	$490	$492	$495	$497	$157
CLEC	183	184	185	186	187	188	189	190	191	192	60
Base Payment	$659	$662	$665	$669	$672	$675	$679	$682	$686	$689	$217
Uniti Funded Improvements (2015)	4	4	4	4	4	4	4	4	4	4	1
Total Payment	$662	$666	$669	$672	$676	$679	$682	$686	$689	$693	$219

CLEC Copper Payment	$29	$29	$29	$30	$30	$30	$30	$30	$30	$30	$10

Pro Forma Payments:
ILEC Payment(1)	$508	$511	$513	$516	$518	$521	$524	$526	$529	$531	$168
CLEC Payment	154	155	156	156	157	158	159	160	160	161	51
Total Payment	$662	$666	$669	$672	$676	$679	$682	$686	$689	$693	$219

(1) Pro forma ILEC agreement includes CLEC Copper payment of ~$29mm and ~$4mm payment for 2015 Uniti funded capital improvements.